EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated February 2, 2012 with respect to the audited financial statements of Versant International, INC. for the years ended December 31, 2011 and 2010 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Haynie & Company
Haynie & Company
Salt Lake City, Utah
June 7, 2012